Exhibit 99.1

NovaBay Pharmaceuticals Reports Preliminary Second Quarter 2024 Net Revenue

of $2.4 Million

Eyecare revenue for both the second quarter and the first half of 2024 increased by 9% over the comparable prior-year periods, driven by higher online sales

The number of Avenova® subscribers on Amazon increased by 64% since the beginning of 2023 and by 123% since the beginning of 2022

EMERYVILLE, Calif. (July 11, 2024) – NovaBay Pharmaceuticals, Inc. (NYSE American: NBY) (the “Company” or “NovaBay”) announces preliminary net revenue for the second quarter of 2024 of $2.4 million and for the first half of 2024 of $5.0 million, primarily derived from the Company’s eyecare products. Net revenue from the Company’s eyecare products increased by 9% for both the second quarter and the first half of 2024 over the corresponding periods in 2023. NovaBay also expects 2024 net revenue from the Company’s eyecare products to be approximately $10 million.

“The increase in eyecare net revenue so far this year was driven by higher sales of Avenova-branded products through online channels. We benefitted from growth in Avenova sales due to our loyal Amazon and Avenova.com subscribers with our subscriber base accounting for approximately 23% of all online Avenova revenue for the first half of this year,” said Justin Hall, CEO of NovaBay.

“Growth in our subscriber base is critical to our business success because these loyal customers generate consistent sales that we can build upon through our cost-efficient digital marketing programs. In fact, even with this year’s expected revenue growth, we anticipate a slight year-over-year decline in sales and marketing expenses,” he added. “Our ability to consistently grow our base underscores our belief that first-time consumers who use our high-quality Avenova products typically return as satisfied repeat customers. This further supports NovaBay’s strategic focus on the large, growing U.S. dry eye market.”

The number of Avenova subscribers on Amazon, the Company’s largest sales channel, increased 16% during the first six months of 2024 and is up 123% since the beginning of 2022. In addition, of the more than 14,000 customer ratings across all online channels, Avenova Lid & Lash Solution averages an impressive 4.5-star overall rating.

NovaBay offers a full portfolio of scientifically developed products for each step of the standard dry eye treatment regimen. These include Avenova Lid & Lash Solution, prescribed hypochlorous acid product for eyelid and eyelash cleansing, Avenova Eye Health Support antioxidant-rich oral supplement, Avenova Lubricating Eye Drops for instant relief, Avenova Warm Eye Compress to soothe the eyes and the i-Chek by Avenova to monitor physical eyelid health. The Avenova Allograft, an amniotic tissue prescription-only product, is available through eyecare professionals in the U.S.

About NovaBay Pharmaceuticals, Inc.

NovaBay’s leading product Avenova® Antimicrobial Lid & Lash Solution is often prescribed by eyecare professionals for blepharitis and dry eye disease. Manufactured in the U.S., Avenova spray is formulated with NovaBay's patented, proprietary, stable and pure form of hypochlorous acid. It is clinically proven to kill a broad spectrum of bacteria to help relieve the symptoms of bacterial dry eye, yet is non-irritating and completely safe for regular use. All Avenova products are available directly to consumers through online distribution channels such as Amazon.com and Avenova.com.

Notice

NovaBay filed a registration statement on Form S-1 (File No. 333-280423) (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”), including a preliminary prospectus dated July 10, 2024 (the “Preliminary Prospectus”), with the SEC relating to its proposed offer and sale of securities of NovaBay (the “offering”); however, the Registration Statement has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective.

This press release does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the SEC nor any other regulatory body has approved or disapproved of our securities or passed upon the accuracy or adequacy of this press release. Any representation to the contrary is a criminal offense. Before you invest, you should read the Preliminary Prospectus (including the risk factors described therein) in the Registration Statement and, when available, the final prospectus relating to the offering, and the other documents we have filed with the SEC, for more complete information about the Company and the offering. You may obtain these documents, including the Preliminary Prospectus, for free by visiting EDGAR on the SEC website at http://www.sec.gov. A copy of the preliminary prospectus is also available at:

https://www.sec.gov/Archives/edgar/data/1389545/000143774924022434/nby20240709_s1a.htm

Alternatively, copies of the Preliminary Prospectus may be obtained, when available, from: Ladenburg Thalmann & Co. Inc. by written request addressed to Syndicate Department, 640 5th Avenue, 4th Floor, New York, NY 10019 (telephone number 1-800-573-2541) or by emailing prospectus@ladenburg.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements that are based upon management's current expectations, assumptions, estimates, projections and beliefs. The use of words such as, but not limited to, "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "project," “preliminary,” "should," "target," "will," or "would" and similar words or expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding our business strategies, current and projected revenue sources, expected future revenue, customer loyalty and satisfaction, as well as generally the Company’s expected future financial results. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in or implied by the forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Other risks relating to the Company’s business, including risks that could cause results to differ materially from those projected in the forward-looking statements in this press release, are detailed in the Company’s latest Form 10-Q/K filings and Registration Statement, as may be amended from time to time, filing with the SEC, especially under the heading “Risk Factors.” The forward-looking statements in this release speak only as of this date, and the Company disclaims any intent or obligation to revise or update publicly any forward-looking statement except as required by law.

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Avenova Purchasing Information

For NovaBay Avenova purchasing information:

Please call 800-890-0329 or email sales@avenova.com

Avenova.com

NovaBay Contact

Justin Hall

Chief Executive Officer and General Counsel

510-899-8800

jhall@novabay.com

Investor Relations Contact

LHA Investor Relations

Jody Cain

310-691-7100

jcain@lhai.com

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